                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                   Commission File Number 1-4219

             Zapata Haynie Corporation Profit-Sharing/Savings Plan

 -------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                 P. O. Box 4240
                           Houston, Texas  77210-4240
                                 (713) 940-6100

--------------------------------------------------------------------------------
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

  Participations in the Zapata Haynie Corporation Profit-Sharing/Savings Plan

--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     [  ]      Rule 12h-3(b)(1)(ii)     [  ]
       Rule 12g-4(a)(1)(ii)    [  ]      Rule 12h-3(b)(2)(i)      [  ]
       Rule 12g-4(a)(2)(i)     [  ]      Rule 12h-3(b)(2)(ii)     [  ]
       Rule 12g-4(a)(2)(ii)    [  ]      Rule 15d-6               [X]
       Rule 12h-3(b)(1)(i)     [  ]

          Approximate number of holders of record as of the certification or notice date: 50

          Pursuant to the requirements of the Securities Exchange Act of 1934, Zapata Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 29, 1995

                                     ZAPATA HAYNIE CORPORATION
                                     PROFIT-SHARING/SAVINGS PLAN



                                     By: /s/ LAMAR C. MCINTYRE
                                        ------------------------------------
                                        Name:  Lamar C. McIntyre
                                        Title: Member of the Pension and
                                               Benefits Committee



                                     By: /s/ ROBERT A. GARDINER
                                        ------------------------------------
                                        Name:  Robert A. Gardiner
                                        Title: Member of the Pension and
                                               Benefits Committee